Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-128960 on Form S-3 and Registration Statement Nos. 333-82652, 333-126154, 333-144777, 333-164697, and 333-175900 on Form S-8 of our reports dated March 27, 2017, relating to the consolidated financial statements and financial statement schedule of GameStop Corp. and subsidiaries and the effectiveness of GameStop Corp. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of GameStop Corp. for the 52 week period ended January 28, 2017.

/s/ DELOITTE & TOUCHE LLP
Dallas, Texas
March 27, 2017